Exhibit 5.1


                                                             April 13, 2001


Zions Bancorporation,
   One South Main, Suite 1380,
      Salt Lake City, Utah  84111.


Ladies and Gentlemen:

         We are writing in connection with the registration under the Securities Act of 1933 (the "Act") of 640,967 shares of Common Stock, without par value (the "Shares"), of Zions Bancorporation, a Utah corporation (the "Company") and related share purchase rights (the "Rights", and together with the Shares, the "Securities") to be issued pursuant to the Shareholder Protection Rights Agreement, dated as of September 27, 1996 (the "Rights Agreement"), between the Company and Zions First National Bank, as Rights Agent (the "Rights Agent"). Currently, 55,069 Shares have been issued and are held by certain selling shareholders. Additionally, 504,648 Shares are issuable upon the exercise of warrants held by certain selling shareholders. These warrants were issued by the Company in connection with its

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Zions Bancorporation                                                         -2-

acquisition of Eldorado Bancshares, Inc. but the warrants are not being registered under the Act. Finally, up to 81,250 Shares will be issued to two selling shareholders at future dates based on the agreement relating to the Company's acquisition of Phaos Technology Corp. In connection with the foregoing, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion:

               (1) The issued Securities have been validly issued and are fully paid and nonassessable.

               (2) The issuable Securities have been duly authorized and reserved for issuance upon exercise of the above warrants or pursuant to the above agreement, and, when so issued, will be validly issued, fully paid and nonassessable.

         The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Utah, and we are expressing no opinion as the effect of the laws

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Zions Bancorporation                                                         -3-


of any other jurisdiction. With respect to all matters of Utah law, we have relied upon the opinion, dated April 13, 2001, of Callister Nebeker & McCullough, a Professional Corporation, and our opinion is subject to the same assump tions, qualifications and limitations with respect to such matters as are contained in such opinion of Callister Nebeker & McCullough, a Professional Corporation.

         Also, we have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Validity of Shares" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                         Very truly yours,

                                         /s/ Sullivan & Cromwell